EXHIBIT 99.1

Tuesday Morning Corporation Announces Executive Appointments

Issues Preliminary Sales Results for the Second Quarter of Fiscal 2017

DALLAS, Jan. 17, 2017 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES), a leading off-price retailer with over 720 stores across the United States, today announced two executive appointments that reflect the Company’s continued commitment to supply chain and core merchandising improvements.  Trent Taylor, currently serving as Chief Information Officer, has been promoted to Chief Information and Supply Chain Officer, with additional responsibility for the supply chain function. A highly-experienced Senior Vice President of Supply Chain is joining the organization, and will report directly to Mr. Taylor to ensure dedicated oversight of this important function.

Further, Belinda Byrd-Rohleder has been promoted to Senior Vice President, General Merchandising Manager, reporting to Steven Becker, Tuesday Morning's Chief Executive Officer, and will assume responsibility for all merchandise purchasing. Additionally, the field organization has been consolidated to four regions from five regions previously, to drive operational efficiencies and cost savings.

As part of this overall transition, Melissa Phillips, President and Chief Operating Officer, has resigned from the Company and the position of Chief Operating Officer has been eliminated.  With Ms. Phillips’ departure, Steven Becker, will assume additional responsibilities as President.

Mr. Becker stated, "The appointments we have announced today will bring enhanced focus, discipline and accountability within our organization.  Each of these individuals will be critical to our success moving forward, and we are confident that their industry and functional experience will be instrumental as we continue to focus on long-term, sustainable growth. I also want to thank Melissa for her expertise and insight, and we wish her the best in her future endeavors.”

Tuesday Morning also reported preliminary sales results for its second quarter of fiscal 2017.  Net sales were approximately $328 million with a comparable store sales increase of approximately 3.8%. As previously announced, the Company’s second quarter of fiscal 2017 profitability will be negatively impacted by certain elevated costs, including supply chain expenses.

 The Company will report complete financial results for the second quarter on Friday, February 3, 2017.

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand-name, high-quality merchandise - never seconds or irregulars - at prices well below those of department and specialty stores, catalogs and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 720 stores in 40 states. More information and a list of store locations may be found on our website at www.tuesdaymorning.com.

CONTACT:
Jonathan Morgan/Blynn Austin
PERRY STREET COMMUNICATIONS
214-965-9955